EXHIBIT 99.1

The following are excerpts from a letter to employees on November 30, 2001 by Ken Chenault, the Company's Chairman and Chief Executive Officer, relating to the Company's planned move of its headquarters back to the World Financial Center:

We expect to begin moving employees back into the Tower in phases starting in April of 2002. While the Tower will be home to the majority of our New York area employees, we will continue to have a significant presence in our other pre-September 11 locations at 90 Hudson Street in Jersey City and at 40 Wall Street. We will, however, be moving our people out of the temporary facilities that we leased after September 11 in Parsippany, Short Hills, Stamford and Weehawken. We will retain the Weehawken facility as a disaster recovery site for the Bank and will also retain the lease on one of the other temporary properties for similar purposes. The moves out of the temporary facilities will also take place in phases as part of the overall relocation process.